Exhibit 99.1
News

For Immediate Release

EP Energy Reports 1Q'18 Results Which Beat Production and Capital Guidance— Guides Production Rate Up and Capital Spend Down for 2Q'18
HOUSTON, TEXAS, May 8, 2018— EP Energy Corporation (NYSE:EPE) today reported first quarter 2018 financial and operational results.
Quickly Improving Operations and Results With New Leadership Team
In the first full quarter under new leadership, the company improved results by increasing production and profitability while significantly reducing costs. Below is a summary of first quarter 2018 results compared to third quarter 2017 results, which was the most recent full quarter under previous leadership.

	3Q'17	1Q'18	Percent Change
Oil Production (MBbls/d)	45.1	45.4	1%
Lease Operating Expense ($MM)	42	39	-7%
Reported G&A ($MM)	25	19	-24%
Adjusted G&A ($MM)[1]	20	17	-15%
Total Operating Expenses ($MM)	237	224	-5%
Adjusted Cash Operating Costs ($MM)[1]	110	101	-8%
Net (Loss) Income ($MM)	(72)	18
Adjusted EBITDAX ($MM)[1]	159	189	+19%
Permian Completed Well Cost ($MM)[2]	4.67	4.23	-9%
1 See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.
    2 Comparison of wells completed in the Permian with similar proppant loading normalized to 7,500’

Results Beat Expectations
First quarter 2018 total equivalent production and oil production volumes were above the high end of the company’s guidance ranges, while capital expenditures were below the low end of the guidance range. The improvement was a result of better well performance driven by new completion techniques and lower capital and operating costs.

	1Q'18 Actuals	1Q'18 Guidance	Delta to mid-pt.
Oil Production (MBbls/d)	45.4	43 - 44	+ 4%
Total Production (MBoe/d)	80.1	77 - 79	+ 3%
Oil and Gas Expenditures ($MM)[1]	208	210 - 220	- 3%
          1 Does not include acquisition costs

Executing Strategy

•	Eagle Ford enhanced oil recovery (EOR) pilot project operational in April - ahead of schedule

•	Drilling first horizontal wells in Altamont

•	Electric frac fleet operating in the Permian

•	Improved well performance from optimized well designs

•	Closed acquisition and divestiture transactions

Improved Flexibility

•	Permian Drilling Joint Venture amended to redirect second tranche to Eagle Ford asset

“We are pleased with our first quarter results and increased 1Q completion activity concentrated in the Eagle Ford,” said Russell Parker, president and chief executive officer of EP Energy Corporation. “As we continue to focus on capital efficiency and fully loaded returns, we expect to continue to see improvements in the amount of capital deployed versus the amount of ultimate EBITDA generated.   Additionally, we are swiftly moving forward with new projects in all three areas to unlock additional net asset value. Throughout the year we will continue to drive these initiatives in order to generate more shareholder value and improve the balance sheet.”

Eagle Ford: Significant Increase in Oil Production
The company produced 35.9 MBoe/d, including 24.0 MBbls/d of oil in the first quarter of 2018, a 17 and 24 percent increase from the fourth quarter of 2017, respectively. The increase from year-end 2017 was driven by increased activity, improved production results from new well designs and completion techniques, and acquisition properties.
EP Energy averaged two drilling rigs, invested $135 million and completed (based on wells fracture stimulated or frac'd) 24 gross and net wells in the first quarter of 2018 in its Eagle Ford program. Activities and capital investment were up significantly from the fourth quarter of 2017 where total capital invested was $92 million and 14 wells were completed (frac'd). Approximately 75 percent of the 24 wells completed in the first quarter were in-fill wells and performance, on average, was equal to or in some cases better than, the parent well.
In addition to improving well performance, the company is driving down costs through on-site efficiency enhancement. EP Energy has taken over certain well-site operations from third parties. This has resulted in improved efficiencies and an overall savings of more than $100 thousand per well which the company expects to result in approximately $7 million of savings in 2018. This is an example of actions the new leadership team is quickly implementing which contribute to improved returns.
EP Energy launched its EOR pilot project with the first natural gas injection cycle in April. The project was the culmination of extensive research and study, which was done on an aggressive time frame and demonstrates the company's ability to quickly turn concepts into actionable opportunities. Facilities were in place and first gas was injected within four months of the initial concept review.
In April, the company amended its Permian drilling joint venture to direct the development area for the second tranche from the Permian to the Eagle Ford. The drilling joint venture improves the returns on the capital invested. The initial wells in the second tranche are expected to begin producing later this year. EP Energy remains the operator of the drilling joint venture and the material terms and conditions remain consistent with the initial agreement.

Permian: New Enhancements Increase Efficiencies and Reduce Operating Costs
In the first quarter of 2018, the company produced 27.0 MBoe/d, including 9.8 MBbls/d of oil, a 16 and 18 percent decrease compared to the fourth quarter of 2017, respectively. Production volumes were down compared to 2017 due to significantly lower activity levels in the fourth quarter of 2017 and first quarter of 2018. In the first quarter, the company averaged one drilling rig, invested $43 million in capital and completed (frac'd) eight gross and net wells.
During the quarter, the company began to use an electric-powered frac fleet, one of only a few operating in the country. The frac fleet utilizes field gas rather than diesel fuel to generate power, which saves costs and time. The company has increased average pumping hours per day by approximately 30 percent in its first three pads compared with the fourth quarter of 2017.
In the first quarter of 2018, the company began the installation of water handling facilities in the field, which are expected to provide significant operating efficiencies. The enhancements allow more water to be transmitted via pipeline, reducing truck traffic and operating costs. These cost saving initiatives, along with changes in managing drill-outs and flowback operations, are expected to result in more than $10 million of capital savings in 2018.

The company maintains ample take-away capacity out of the basin through contractual agreements with third-party processors and marketing companies. In addition, EP Energy has 100 percent of its Midland to Cushing basis exposure hedged in 2018 at -$1.02 per barrel.
Altamont: Accelerated Recompletions and Progress Towards Horizontal Drilling
In the first quarter of 2018, the company produced 17.2 MBoe/d, including 11.6 MBbls/d of oil, a four and five percent decrease from the fourth quarter of 2017, respectively.
EP Energy operated two joint venture drilling rigs and completed (frac'd) nine gross wells (three net wells) in its Altamont program. Total capital invested in the Altamont program in the first quarter of 2018 was $30 million. The company also accelerated its high return recompletion program, successfully recompleting 23 wells, an all-time record for the company.
The company began drilling its first horizontal wells in April, sooner than planned. The company spud two wells, expects to complete drilling operations in the second quarter and begin flowback in June/July.

Multi-year Commodity Hedge Program: Well Positioned in 2018 and ~26 Percent Hedged in 20191
EP Energy maintains a solid hedge program, which provides continued commodity price protection. A summary of the company’s current open hedge positions is listed below:

	2018	2019
Total Fixed Price Hedges
Oil volumes (MMBbls)[2]	11.3	4.6
Average ceiling price ($/Bbl)	$63.96	$64.45
Average floor price ($/Bbl)	$58.45	$55.54

Natural Gas volumes (TBtu)	19.3	7.3
Average price ($/MMBtu)	$3.04	$2.97
Note: Positions are as of May 4, 2018.

1 Percentage based on mid-point of 2018 production guidance
22018 and 2019 positions include WTI three way collars of 6.7 MMBbls and 2.6 MMBbls, respectively, and WTI collars of 0.8 MMBbls in 2018 and 1.3 MMBbls in 2019.

Liquidity

The company ended the quarter with approximately $600 million of available liquidity and $4.2 billion of net debt (total debt of $4.2 billion less cash of $19 million). EP Energy continues to be in active discussions with the banks in the RBL Facility to extend the maturity.  The company continues to make progress and expects to complete the process in the second quarter of 2018.

2018 Outlook On Track With Strong Start
The table below summarizes the company’s current operational and financial guidance for 2018. Included is the company's estimate for a significant increase in oil production volumes in the second quarter of 2018. Although full year 2018 production guidance remains as previously provided, the company will continue to review progress with the new operational techniques and provide updates throughout the year.

	1Q'18 Actuals	2Q'18 Estimate	FY 2018 Estimate

Production Volumes
Oil production (MBbls/d)	45.4	47 – 49	46 – 50
Total production (MBoe/d)	80.1	80 – 82	81 – 87

Oil & Gas Expenditures ($ million)	$208	$200 – $210	$600 – $650[1]
Eagle Ford	$135		~50%
Permian	$43		~30%
Altamont	$30		~20%[2]

Average Gross Drilling Rigs
Eagle Ford	2		2
Permian	1		1
Altamont	2		2

Operating Costs
Lease operating expense ($/Boe)	$5.48		$5.00 – $5.70
Reported G&A expense ($/Boe)	$2.58		$2.90 – $3.25
Adjusted G&A expense ($/Boe)[3]	$2.31		$2.30 – $2.60
Transportation and commodity purchases ($/Boe)	$3.43		$3.15 – $3.45
Taxes, other than income ($/Boe)[4]	$2.75		$2.50 – $2.60

DD&A ($/Boe)	$16.69		$16.50 – $17.50
1 Full year 2018 includes ~$135 million non-drill capital including: ~$55 million for general equipment, ~$30 million for capitalized G&A and interest, ~$25 million for enhanced facility projects, ~$10 million for EOR projects, and ~$15 million for leasing and seismic, and does not include acquisition costs.
2 Full year 2018 Altamont capital includes ~100 recompletions for $50 million.
3 Adjusted G&A represents G&A expense less approximately $0.27 per Boe of non-cash compensation expense in 1Q'18 Actuals and $0.60 - $0.65 per Boe of non-cash compensation expense in FY 2018 Estimate.
4 Severance taxes estimates are based on $55/Bbl WTI.

Webcast Information
EP Energy has scheduled a webcast at 12:00 p.m. Eastern Time, 11:00 a.m. Central Time, on May 9, 2018, to discuss its first quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials relating to the webcast will be available in the Investor Center.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID#7126655) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through June 11, 2018 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID#10119858).

About EP Energy
The EP Energy team is driven to deliver superior returns for our investors by developing the oil and natural gas that feeds America's growing energy needs. The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

The following table provides the company's production results, average realized prices, results of operations and certain non-GAAP financial measures for the periods presented.

	Quarter ended March 31,		Quarter ended September 30,
	2018	2017	2017
Oil Sales Volumes (MBbls/d)
Eagle Ford	24.0	23.9	20.0
Permian	9.8	11.1	12.6
Altamont	11.6	11.9	12.5
Total Oil Sales Volumes	45.4	46.9	45.1
Natural Gas Sales Volumes (MMcf/d)
Eagle Ford	36	41	37
Permian	56	54	55
Altamont	34	32	34
Total Natural Gas Sales Volumes	126	127	126
NGLs Sales Volumes (MBbls/d)
Eagle Ford	5.9	7.0	6.7
Permian	7.8	7.4	8.2
Altamont	—	—	—
Total NGLs Sales Volumes	13.7	14.4	14.9
Equivalent Sales Volumes (MBoe/d)
Eagle Ford	35.9	37.7	32.9
Permian	27.0	27.5	29.9
Altamont	17.2	17.3	18.2
Total Equivalent Sales Volumes	80.1	82.5	81.0

Net income (loss) ($ in millions)	18	(47)	(72)
Adjusted EBITDAX ($ in millions)	189	172	159
Basic and diluted net income (loss) per common share ($)	0.07	(0.19)	(0.29)
Adjusted EPS ($)	(0.07)	(0.10)	(0.12)
Capital Expenditures ($ in millions)(1)	208	152	162
Total Operating Expenses ($/Boe)	31.11	32.01	31.79
Adjusted Cash Operating Costs ($/Boe)	13.97	15.16	14.73
Depreciation, depletion and amortization rate ($/Boe)	16.69	16.99	15.92
Average realized prices(2)
Oil price on physical sales ($/Bbl)	61.56	48.43	45.49
Oil, including financial derivatives ($/Bbl)(3)	58.86	54.90	51.75
Natural gas price on physical sales ($/Mcf)	1.94	2.49	2.26
Natural gas, including financial derivatives ($/Mcf)(3)	2.03	2.46	2.49
NGLs price on physical sales ($/Bbl)	20.93	17.63	18.98
NGLs, including financial derivatives ($Bbl)(3)	20.91	17.76	18.45

(1) The quarter ended March 31, 2018 does not include $248 million of acquisition capital.
(2) Oil and natural gas prices on physical sales reflect operating revenues for oil and natural gas reduced by oil and natural gas purchases associated with managing our physical sales.
(3) Prices per unit are calculated using total financial derivative cash settlements.

EP ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per common share amounts)
(Unaudited)

	Quarter ended March 31,		Quarter ended September 30,
	2018	2017	2017
Operating revenues
Oil	$252	$204	189
Natural gas	22	30	27
NGLs	26	23	26
Financial derivatives	(14)	70	(23)
Total operating revenues	286	327	219

Operating expenses
Oil and natural gas purchases	—	1	—
Transportation costs	25	29	29
Lease operating expense	39	40	42
General and administrative	19	20	25
Depreciation, depletion and amortization	120	126	118
Impairment charges	—	—	1
Exploration and other expense	1	3	6
Taxes, other than income taxes	20	19	16
Total operating expenses	224	238	237

Operating income (loss)	62	89	(18)
Gain (loss) on extinguishment/modification of debt	41	(53)	24
Interest expense	(85)	(83)	(80)
Income (loss) before income taxes	18	(47)	(74)
Income tax expense	—	—	2
Net income (loss)	$18	$(47)	$(72)

EP ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets(1)	$237	$466
Property, plant and equipment, net(2)	4,741	4,422
Other non-current assets	11	12
Total assets	$4,989	$4,900

LIABILITIES AND EQUITY
Current liabilities	$436	$448
Long-term debt, net of debt issue costs	4,104	4,022
Other non-current liabilities	39	38
Total stockholders’ equity	410	392
Total liabilities and equity	$4,989	$4,900

(1) Balance as of December 31, 2017 includes $172 million of assets held for sale.
(2) Balance is net of accumulated depreciation, depletion and amortization of $3,307 million and $3,179 million as of March 31, 2018 and December 31, 2017, respectively.

EP ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2018	2017
Net income (loss)	$18	$(47)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Non-cash expenses	84	184
Asset and liability changes	(15)	(20)
Net cash provided by operating activities	87	117
Net cash used in investing activities	(229)	(119)
Net cash provided by financing activities	117	17

Change in cash, cash equivalents and restricted cash	(25)	15

Cash, cash equivalents and restricted cash - beginning of period	45	20
Cash, cash equivalents and restricted cash - end of period	$20	$35

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Below is a reconciliation of consolidated diluted net income (loss) per share to Adjusted EPS:

	Quarter ended March 31, 2018
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net income		$18	$0.07

Adjustments(2)
Impact of financial derivatives(3)	$4	$3	$0.01
Gain on extinguishment/modification of debt	(41)	(32)	(0.13)
Valuation allowance on deferred tax assets		(5)	(0.02)
Total adjustments	$(37)	$(34)	$(0.14)

Adjusted EPS			$(0.07)

Diluted weighted average shares			247

	Quarter ended March 31, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(47)	$(0.19)

Adjustments(2)
Impact of financial derivatives(3)	$(42)	$(27)	$(0.11)
Loss on extinguishment of debt	53	34	0.14
Valuation allowance on deferred tax assets		15	0.06
Total adjustments	$11	$22	$0.09

Adjusted EPS			$(0.10)

Diluted weighted average shares			245

	Quarter ended September 30, 2017
	Pre Tax	After Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(72)	$(0.29)

Adjustments(2)
Impact of financial derivatives(3)	$50	$32	$0.13
Loss on extinguishment of debt	(24)	(15)	(0.06)
Impairment charges	1	—	—
Valuation allowance on deferred tax assets		24	0.10
Total adjustments	$27	$41	$0.17

Adjusted EPS			$(0.12)

Diluted weighted average shares			246

(1)	Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)	All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)	Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the period presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), gains on extinguishment/modification of debt and impairment charges.

Below is a reconciliation of our consolidated net income (loss) to EBITDAX and Adjusted EBITDAX:

	Quarter ended March 31,	Quarter ended September 30,
	2018	2017
	($ in millions)
Net income (loss)	$18	$(72)
Income tax expense	—	(2)
Interest expense, net of capitalized interest	85	80
Depreciation, depletion and amortization	120	118
Exploration expense	1	3
EBITDAX	224	127
Mark-to-market on financial derivatives(1)	14	23
Cash settlements and cash premiums on financial derivatives(2)	(10)	27
Non-cash portion of compensation expense(3)	2	5
Gain on extinguishment/modification of debt	(41)	(24)
Impairment charges	—	1
Adjusted EBITDAX	$189	$159

(1)	Represents the income statement impact of financial derivatives.

(2)	Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)	Non-cash portion of compensation expense represents compensation expense (net of forfeitures) under long-term incentive programs adjusted for cash payments made under these plans.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges and the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans). We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. We exclude the non-cash portion of compensation expense, as we believe such adjustment allows investors to evaluate our costs against others in our industry and this item can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter ended March 31,		Quarter ended September 30,
	2018		2017
	Total	Per-Unit(1)	Total	Per-Unit(1)
	($ in millions, except per unit costs)
Oil and natural gas purchases	$—	$—	$—	$—
Transportation costs	25	3.43	29	3.91
Lease operating expense	39	5.48	42	5.66
General and administrative	19	2.58	25	3.28
Depreciation, depletion and amortization	120	16.69	118	15.92
Impairment charges	—	—	1	0.09
Exploration and other expense	1	0.18	6	0.83
Taxes, other than income taxes	20	2.75	16	2.10
Total operating expenses	$224	$31.11	$237	$31.79
Adjustments:
Depreciation, depletion and amortization	$(120)	$(16.69)	$(118)	$(15.92)
Impairment charges	—	—	(1)	(0.09)
Exploration expense	(1)	(0.18)	(3)	(0.40)
Non-cash portion of compensation expense(2)	(2)	(0.27)	(5)	(0.65)
Adjusted cash operating costs and per-unit adjusted cash costs	$101	$13.97	$110	$14.73

Total consolidated equivalent volumes (MBoe)		7,208		7,456

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

(2)	Amounts are excluded in the calculation of adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense (net of forfeitures) under our long-term incentive programs adjusted for cash payments under these plans.

Below is a reconciliation of our GAAP general and administrative expense to non-GAAP adjusted general and administrative expense:

	Actuals				FY 2018 Estimate
	As of March 31,		As of September 30,
	2018		2017		Low	High
	Total	($/Boe)	Total	($/Boe)	($/Boe)	($/Boe)
	($ in millions, except per Boe costs)
GAAP general and administrative expense	$19	$2.58	$25	$3.28	$2.90	$3.25
Less non-cash compensation expense	2	0.27	5	0.65	0.60	0.65
Adjusted general and administrative expense	$17	$2.31	$20	$2.63	$2.30	$2.60

(1)    Per unit costs are based on actual total amounts rather than the rounded totals presented.

Net Debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents.

EBITDAX and Adjusted EBITDAX are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted EPS is used by management and we believe is a valuable measure of operating performance. Adjusted Cash Operating Costs per unit is used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results. Adjusted General and Administrative expense is used by management and investors as additional information. Net Debt is used by management for analysis of the Company's financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX and Adjusted EBITDAX should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted General and Administrative expense should not be used as an alternative to GAAP general and administrative expense. Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted General and Administrative expense and Net Debt should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact
Investor and Media Relations
Bill Baerg
713-997-2906
bill.baerg@epenergy.com